Exhibit 10.2
ARROW ELECTRONICS, INC.
EXECUTIVE SEVERANCE POLICY

PARTICIPATION AGREEMENT

THIS AGREEMENT by and between Arrow Electronics, Inc., a New York corporation (the “Company”), and _________ (the “Executive”) is made as of _________, 2013.

WHEREAS, Executive is entitled to certain rights and benefits pursuant to the terms of the Arrow Electronics, Inc. Executive Severance Policy, as in effect on the Effective Date (the “Policy”);

WHEREAS, the Company reserves the right to amend or terminate the Policy at any time;

WHEREAS, the Company may enter into a Participation Agreement with an Executive who participates in the Policy; and

WHEREAS, the Company seeks to provide Executive with contractual rights under the Policy upon termination of employment under certain circumstances.

NOW, THEREFORE, the Company agrees that Executive shall be entitled to the rights and benefits set forth in this Agreement.

1.      Definitions.  Capitalized terms used but not defined herein shall have the meaning provided in the Policy, as in effect on the Effective Date.

2.      Contractual Entitlement.  This Agreement shall provide Executive with a contractual entitlement to all rights and benefits described in the Policy, as amended by this Agreement.  Thus, notwithstanding any provision of the Policy to the contrary, the coverage of Executive under the Policy, and Executive’s rights and benefits upon termination of employment under certain circumstances under the Policy, as amended by this Agreement, shall continue to apply to Executive for the duration of Executive’s employment with the Company. For the avoidance of doubt, no amendment or termination of the Policy after the Effective Date shall affect the rights and or obligations of Executive hereunder.

3.      Termination of Employment.

a.
Termination without Cause; Death or Disability. If Executive’s employment with the Company is terminated by the Company without Cause, or by reason of death or Disability, Executive shall have the rights and benefits that accrue to Executive under Section 3 or Section 4 (other than the rights and benefits that accrue to Executive under Section 4.4) of the Policy (as applicable and subject to the requirements and obligations provided in the Policy) as in effect on the Effective Date.

b.	Termination for Good Reason.

i.
Upon termination of Executive’s employment with the Company for Good Reason (as defined below) in accordance with Section 3, Executive shall have the same rights and benefits which would accrue to Executive under Section 3 of the Policy (subject to the requirements and obligations provided in the Policy), as in effect on the Effective Date, on the same basis as if Executive were terminated without Cause.

ii.
For the purposes of this Agreement, “Good Reason” means, subject to the conditions below, (i) any reduction in Executive's then current annual base salary (other than a company-wide pay cut/furlough program which decreases annual base salary by no more than 15% and only for so long as the company-wide pay cut/furlough program is in effect) or Annual Bonus target percentage, (ii) a material failure by the Company to pay any base salary, Annual Bonus or other compensation, equity compensation or employee benefit to Executive when due, (iii) any adverse change in Executive’s position or title, (iv) any material diminution in Executive’s duties, responsibilities or authority or (v) the assignment to Executive of any material duty inconsistent with Executive’s position or title.  Notwithstanding the foregoing, any occurrence, condition or event described in clauses (i) through (v) above will constitute Good Reason only after (1) Executive delivers to the Company written notice of Executive’s intention to terminate Executive’s employment for Good Reason within 90 days of the alleged occurrence, condition or event constituting Good Reason, which notice shall describe in reasonable detail the alleged occurrence, condition or event constituting Good Reason, and (2) the Company fails to cure that occurrence, condition or event within 15 business days following the Company’s receipt of Executive’s notice.

4.   Term. This Agreement shall remain in effect for the duration of Executive’s period of employment with the Company, and for any remaining period following termination of employment while Executive’s rights and benefits under the Policy remain outstanding.

5.      Interpretation.  This Agreement, including any rights under the Policy provided for herein, shall be interpreted and applied solely in accordance with the terms of this Agreement or the terms of the Policy, as applicable.  For the avoidance of doubt, the provisions of Section 15 of the Policy regarding the discretionary authority of the Compensation Committee to interpret the Policy and resolve all questions of fact, and the standard of judicial review thereof, shall not apply to this Agreement or any rights of Executive under the Policy.

6.	General Terms

(a)           Integration, Governing Law, Choice of Forum.  Any action for injunctive relief under this Agreement shall be settled exclusively by a state or Federal court located in New York, New York.  Any other dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, each party shall pay all of its own costs and expenses.

(b)           Severability.  Executive agrees that the provisions of this Agreement constitute independent and severable covenants which shall survive the termination of the Severance Period and which shall be enforceable by the Company notwithstanding any rights or remedies Executive may have under any other provisions hereof.

(c)            Non-Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

(d)           SERP Participation.  The rights and benefits provided to Executive under this Agreement are without limitation of Executive’s rights and benefits under the Company’s Unfunded Pension Plan (the “SERP”), as further provided in a letter agreement between the Company and Executive, dated [-], 2013.

(e)            Headings.  The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(g)           Amendments.  This Agreement may be amended only by a written instrument executed by both the Company and Executive.  Notwithstanding the foregoing, the Company shall have the right to amend this Agreement without the consent of Executive to the extent deemed reasonably necessary by the Board to comply with any changes in applicable law relating to forfeiture or recovery of compensation of executives under certain circumstances.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed and delivered this Agreement as of the date below.

ARROW ELECTRONICS, INC.
Dated: ____________, 2013	By: ____________________________________
Name:
Title:

EXECUTIVE:

____________________________